Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 12, 2023, the Company and one of its subsidiaries, BioLite, Inc. (“BioLite”) each entered into a multi-year, global licensing agreement with AiBtl BioPharma Inc. (“AIBL”, or the acquired company) for the Company and BioLite’s CNS drugs with the indications of MDD (Major Depressive Disorder) and ADHD (Attention Deficit Hyperactivity Disorder) (collectively, the “Licensed Products”). The potential license will cover the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights. The Licensed Products for MDD and ADHD, owned by ABVC and BioLite, were valued at $667M by a third-party evaluation. The parties are determined to collaborate on the global development of the Licensed Products. The parties are also working to strengthen new drug development and business collaboration, including technology, interoperability, and standards development. As per each of the respective agreements, each of ABVC and BioLite received 23 million shares  of AIBL stock (with an expected value of $10 per share) and as a result, the Company has a controlling interest over AIBL. If certain milestones are met, the Company and BioLite are each eligible to receive $3,500,000 and royalties equaling 5% of net sales, up to $100 million.

The following unaudited pro forma combined financial information of the Company and AIBL is presented to illustrate the estimated effects of the condensed combined financial statements as of and for the nine-month period ended September 30, 2023.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

	As of September 30, 2023
	ABVC BioPharma, Inc.	AiBtl BioPharma Inc.	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$500,069	$-	-	$500,069
Restricted cash	620,868	-	-	620,868
Accounts receivable, net	1,530	-	-	1,530
Accounts receivable – related parties, net	624,373	-	-	624,373
Due from related party – current	535,046	-	-	535,046
Short-term Investment	68,521	-	-	68,521
Prepaid expenses and other current assets	143,127	-	-	143,127
Total Current Assets	2,493,534	-	-	2,493,534

Property and equipment, net	7,953,936	-	-	7,953,936
Operating lease right-of-use assets	899,817	-	-	899,817
Long-term investments	2,677,395	-	-	2,677,395
Deferred tax assets	34,256	-	-	34,256
Prepaid expenses – non-current	128,898	-	-	128,898
Security deposits	44,259	-	-	44,259
Prepayment for long-term investments	1,429,016	-	-	1,429,016
Due from related parties – non-current	930,396	-	-	930,396
Total Assets	$16,591,507	$-	-	$16,591,507

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loans	$852,500	$-	-	$852,500
Accrued expenses and other current liabilities	3,558,213	597,388	-	4,155,601
Contract liabilities	79,501	-	-	79,501
Operating lease liabilities – current portion	392,666	-	-	392,666
Due to related parties	480,196	-	-	480,196
Total Current Liabilities	5,363,076	597,388	-	5,960,464

Tenant security deposit	5,680	-	-	5,680
Operating lease liability – non-current portion	507,151	-	-	507,151
Convertible notes payable – third parties	1,654,004	-	-	1,654,004
Due to Director	-	498	-	498
Total Liabilities	7,529,911	498	-	8,127,797

COMMITMENTS AND CONTINGENCIES

Equity
Preferred stock, $0.001 par value, 20,000,000 authorized, nil shares issued and outstanding	-	-	-	-
Common stock, $0.001 par value, 10,000,000 authorized, 4,823,043 and 3,286,190 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively(1)	4,823	-	-	4,823
Additional paid-in capital	80,662,290	-	-	80,662,290
Stock subscription receivable	(677,220)	-	-	(677,220)
Accumulated deficit	(62,309,161)	(597,886)	-	(62,907,047)
Accumulated other comprehensive income	519,123	-	-	519,123
Treasury stock	(9,100,000)	-	-	(9,100,000)
Total Stockholders’ Equity	9,099,855	(597,886)	-	8,501,969
Noncontrolling interest	(38,259)	-	-	(38,259)
Total Equity	9,061,596	(597,886)	-	8,463,710

Total Liabilities and Equity	$16,591,507	$-	-	$16,591,507

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

UNAUDITED PRO FORMA

COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	Nine Months Ended September 30, 2023
	ABVC BioPharma, Inc.	AiBtl BioPharma Inc.	Pro Forma Adjustments	Pro Forma Combined
Revenues	$150,265	$-	-	$150,265

Cost of revenues	162,831	-	-	162,831

Gross (loss) profit	(12,566)	-	-	(12,566)

Operating expenses
Selling, general and administrative expenses	3,841,633	597,886	-	4,439,519
Research and development expenses	990,731	-	-	990,731
Stock-based compensation	1,409,969	-	-	1,409,969
Total operating expenses	6,242,333	597,886	-	6,840,219

Loss from operations	(6,254,899)	(597,886)	-	(6,852,785)

Other income (expense)
Interest income	147,998	-	-	147,998
Interest expense	(1,390,039)	-	-	(1,390,039)
Operating sublease income	53,900	-	-	53,900
Gain/Loss on foreign exchange changes	(55,625)	-	-	(55,625)
Other (expense) income	(1,174)	-	-	(1,174)
Total other (expense) income	(1,244,940)	-	-	(1,244,940)

Loss before income tax	(7,499,839)	(597,886)	-	(8,097,725)

Provision for (benefit from) income tax	80,696	-	-	80,696

Net loss	(7,580,535)	(597,886)	-	(8,178,421)

Net loss attributable to noncontrolling interests	(175,813)	-	-	(175,813)

Net loss attributed to ABVC and subsidiaries	(7,404,722)	-	-	(8,002,608)
Foreign currency translation adjustment	1,995	-	-	1,995
Comprehensive loss	$(7,402,727)	$(597,886)	-	$(8,000,613)

Net loss per share:
Basic and diluted	$(2.08)	$-	-	$(2.25)

Weighted average shares used in computing net loss per share of common stock(1):
Basic and diluted	3,555,474	-	-	3,555,474

(1)	Prior period results have been adjusted to reflect the 1-for-10 reverse stock split effected on July 25, 2023.

The accompanying notes are an integral part of these unaudited consolidated financial statements.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The pro forma financial information was prepared in conformity with Article 11 of Regulation S-X. The pro forma financial information for acquisitions was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”) and was derived from the audited historical financial statements of the Company and the acquired company.

The pro forma financial information has been prepared by the Company for illustrative and informational purposes only in accordance with Article 11. The pro forma financial information is not necessarily indicative of what the Company’s statement of comprehensive loss or balance sheet actually would have been had the Transaction and other adjustments relating to the Transaction been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the Company’s future financial position or results of operations following the completion of the Acquisition.

The Company is still in the process of performing a full review of the acquired companies’ accounting policies to determine if there are any additional material differences that require modification or reclassification of the acquired companies’ revenues, expenses, assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the companies that, when conformed, could have a material impact on the pro forma financial information.

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